Exhibit 99.1

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris

317.263.7711

Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $2.25 BILLION OF SENIOR NOTES

Indianapolis, Indiana – January 19, 2010…..Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $2.25 billion of its senior unsecured notes in an underwritten public offering through Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Barclays Capital Inc., as joint book-running managers, and Calyon Securities (USA) Inc., Fifth Third Securities, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and SunTrust Robinson Humphrey, Inc., as co-managers.  The offering consists of $400 million of 4.20% notes due 2015, $1.25 billion of 5.65% notes due 2020 and $600 million of 6.75% notes due 2040.  The 2015 notes were priced at 99.78% of the principal amount to yield 4.25% to maturity, the 2020 notes were priced at 99.62% of the principal amount to yield 5.70% to maturity, and the 2040 notes were priced at 99.44% of the principal amount to yield 6.79% to maturity.  The offering is expected to close on January 25, 2010.

The Operating Partnership intends to use the net proceeds from this offering primarily to fund the cash purchase of certain senior notes issued by it or its subsidiary that are tendered pursuant to the offer to purchase it commenced on January 12, 2010, and for general business purposes.

Copies of the prospectus and prospectus supplement may be obtained from Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220, toll free at 1-877-858-5407; Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department, toll free at 1-866-718-1649; RBS Securities Inc., Attn: Debt Capital Markets, RBS Global Banking & Markets, 600 Washington Boulevard, Stamford, CT 06901, toll free at 1-866-884-2071; or Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, Attn: Susan Berta, 1155 Long Island Avenue, Edgewood, NY 11717, toll free at 1-888-603-5847.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon Property Group

Simon Property Group, L.P. is a majority-owned subsidiary of Simon Property Group, Inc. (the “Company”).  The Company is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  The Company is publicly traded on the NYSE under the symbol SPG.